                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            ATRIX LABORATORIES, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

      1) Title of each class of securities to which transaction applies:
      2) Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      4) Proposed maximum aggregate value of transaction:
      5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
      2) Form, Schedule or Registration Statement No.:
      3) Filing Party:
      4) Date Filed:

                                   ATRIX LOGO

                            ATRIX LABORATORIES, INC.

Dear Stockholder:

     On behalf of the Board of Directors, I invite you to attend the Annual Meeting of Stockholders of Atrix Laboratories, Inc. (the "Company") to be held on May 8, 2000 at 10:00 a.m. local time, at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado.

     You are urged to vote your Proxy even if you currently plan to attend the Annual Meeting. Please remember to sign and date the Proxy card, otherwise, it is invalid. Returning your Proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

                                           Sincerely,

                                           /s/ DAVID R. BETHUNE

                                           David R. Bethune,
                                           Chairman of the Board and
                                           Chief Executive Officer

April 12, 2000

                            ATRIX LABORATORIES, INC.
                              2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 2000
                             ---------------------

TO THE STOCKHOLDERS OF ATRIX LABORATORIES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Meeting") of Atrix Laboratories, Inc. (the "Company") will be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado 80525 on May 8, 2000 at 10:00 a.m. Fort Collins time, for the following purposes:

     1. To elect directors.

     2. To consider and vote upon a proposal to approve the Company's 2000 Incentive Stock Option Plan.

     3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

     4. To transact such other business as may properly come before the Meeting and at any and all postponements, continuations or adjournments thereof.

     Only stockholders of record at the close of business on April 3, 2000 are entitled to notice of and to vote at the Meeting or any postponements, continuations and adjournments thereof.

     All stockholders, whether or not they expect to attend the Meeting in person, are requested to complete, date and sign the enclosed form of proxy and return it promptly in the postage paid, return-addressed envelope provided for that purpose. By returning your proxy promptly, you can help the Company avoid the expense of follow-up mailings to ensure a quorum so that the Meeting can be held. Stockholders who attend the Meeting may revoke a prior proxy and vote their proxy in person as set forth in the Proxy Statement.

     THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED ITEMS. YOUR VOTE IS IMPORTANT.

                                           By Order of the Board of Directors

                                           /s/ DAVID R. BETHUME

                                           David R. Bethune,
                                           Chairman of the Board and
                                           Chief Executive Officer

Fort Collins, Colorado
Dated: April 12, 2000

                            ATRIX LABORATORIES, INC.
                              2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 2000
                             ---------------------

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of Atrix Laboratories, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders of the Company to be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado, on May 8, 2000 at 10:00 a.m. Fort Collins time and at any postponements, continuations or adjournments thereof (collectively the "Meeting"). This Proxy Statement, the accompanying form of Proxy (the "Proxy") and the Notice of Annual Meeting will be first mailed or given to the Company's stockholders on or about April 12, 2000.

     All shares of the Company's $.001 par value common stock (the "Shares"), represented by properly executed Proxies received in time for the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein, unless such Proxies have previously been revoked. Unless instructions to the contrary are marked, or if no instructions are specified, Shares represented by Proxies will be voted for the proposals set forth on the Proxy, and in the discretion of the persons named as proxies, on such other matters as may properly come before the Meeting. Any Proxy may be revoked at any time prior to the exercise thereof by submitting another Proxy bearing a later date or by giving written notice of revocation to the Company at the address indicated above or by voting in person at the Meeting. Any notice of revocation sent to the Company must include the stockholder's name and must be received prior to the Meeting to be effective.

                                     VOTING

     Only holders of record of Shares at the close of business on April 3, 2000 (the "Record Date") will be entitled to receive notice of and to vote at the Meeting. On the Record Date there were 11,501,550 Shares outstanding, each of which will be entitled to one vote on each matter properly submitted for vote to the stockholders at the Meeting. The presence, in person or by proxy, of holders of a majority of Shares entitled to vote at the Meeting constitutes a quorum for the transaction of business at the Meeting.

     The election of each director nominee requires the affirmative vote of a plurality of the Shares cast in the election of directors. An affirmative vote of a majority of the votes cast at the Meeting is required to approve each other proposal being presented to the stockholders for their approval at the Meeting.

     Votes cast by proxy will be tabulated by an automated system administered by the Company's transfer agent. Votes cast by proxy or in person at the Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Meeting. Abstentions, broker non-votes and Shares as to which authority to vote on any proposal is withheld, are each included in the determination of the number of Shares present and voting at the Meeting for purposes of obtaining a quorum. Each will be tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides for a board of directors made up of three classes. The members of each class serve three-year staggered terms with one class to be elected at each annual meeting. As provided in the Company's Bylaws, the Board has currently set the total number of directors at nine, with three directors in Class A, three directors in Class B and three directors in Class C. The current terms of the Class B and Class C directors expire at the Company's Annual Meeting of Stockholders for the years ended 2000 and 2001, respectively. The current term of the Class A directors expires at the Meeting.

     The Board has nominated Mr. John E. Urheim, Mr. Sander A. Flaum and Dr. D. Walter Cohen for election as Class A directors to serve for a three-year term expiring at the Annual Meeting of Stockholders for the year ended 2002 and until their successors are elected and qualified.

     Each director nominee is currently a Class A director. Each of the nominees has consented to be a nominee and to serve as a director if elected, and it is intended that the Shares represented by properly executed Proxies will be voted for the election of the nominees except where authority to so vote is withheld. The Board has no reason to believe that any of the director nominees will be unable to serve as directors or become unavailable for any reason. If, at the time of the Meeting, any of the director nominees shall become unavailable for any reason, the persons entitled to vote the Proxy will vote for such substituted nominee or nominees, if any, as such persons shall determine in his or her discretion.

     Information is set forth below regarding the director nominees and the directors who will continue in office after the Meeting, including the name and age of each director and nominee, his principal occupation and business experience during the past five years and the commencement of his term as a director of the Company.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT MR. JOHN E. URHEIM, MR. SANDER A. FLAUM AND DR. D. WALTER COHEN FOR ELECTION AS CLASS A DIRECTORS.

                             NOMINEES FOR ELECTION

                                       PRINCIPAL OCCUPATION OR EMPLOYMENT DURING            DIRECTOR
        NAME AND AGE                     PAST FIVE YEARS; OTHER DIRECTORSHIPS                SINCE
        ------------                   -----------------------------------------            --------
John E. Urheim(1)             Vice Chairman and Chief Executive Officer of the Company        1993
  (59)                        from June 1993 to August 1999. Mr. Urheim received his
                              Masters degree in Economics from the University of Iowa.
Sander A. Flaum(2)            Chief Executive Officer of Robert A. Becker, Inc. Euro RSCG     1999
  (63)                        (a member of the Euro RSCG Healthcare Global Network) since
                              1998. Mr. Flaum is also adjunct professor at The Fordham
                              University Graduate School of Business in New York City and
                              a member of the editorial advisory board of Pharmaceutical
                              Executive. He serves on the boards of Fischer College of
                              Business at The Ohio State University, Fordham Graduate
                              School of Business, Hollins Communications Research
                              Institute and Neopharm Corporation.
Dr. D. Walter Cohen           Chancellor of the Medical College of Pennsylvania since         1992
  (73)                        1993 and President of the Medical College of Pennsylvania
                              from 1986 to 1993. Since 1950, Dr. Cohen has had a dental
                              practice specializing in periodontics. Dr. Cohen also
                              serves as a director of Crusader Bank of Philadelphia. Dr.
                              Cohen received his DDS from the University of Pennsylvania
                              School of Dentistry and served as its Dean from 1972 to
                              1983.

---------------

(1) Member of the Executive Committee

(2) Added as a Class A director in November 1999

         DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING

                                      PRINCIPAL OCCUPATION OR EMPLOYMENT DURING        DIRECTOR
         NAME AND AGE                   PAST FIVE YEARS; OTHER DIRECTORSHIPS            SINCE
         ------------                 -----------------------------------------        --------
David R. Bethune(1)* (59)        Chairman and Chief Executive Officer of the             1995
                                 Company, since August 1999. President and Chief
                                 Operating Officer of IVAX Corporation, a
                                 pharmaceutical holding company, from 1997 to 1998.
                                 Consultant to the pharmaceutical industry from 1996
                                 to 1997. President and Chief Executive Officer of
                                 Aesgen, Inc., a pharmaceutical company, from 1995
                                 to 1996. Group Vice President of American Cyanamid
                                 Company's global healthcare business, from 1992 to
                                 1995. President of Lederle Laboratories from 1987
                                 to 1992. President of G D Searle's North American
                                 business from 1983 to 1987. Mr. Bethune also serves
                                 as a director of Female Health Co. and Telik, Inc.
                                 Mr. Bethune received a Bachelors degree in
                                 Accounting and Business from Lenoir Rhyne College
                                 and a Masters in Executive Management from Columbia
                                 University School of Business.
Dr. Richard Jackson(1)(4)*       Senior Vice President of Research and Development       1999
  (60)                           of the Company since November 1998. Senior Vice
                                 President of Discovery Research at Wyeth-Ayerst,
                                 American Home Products from 1993 to June 1998. Dr.
                                 Jackson received his B.S. in Chemistry and his
                                 Ph.D. degree in Microbiology from the University of
                                 Illinois, Urbana, Illinois.
Dr. G. Lee Southard** (63)       President of the Company from 1987 to 1998, Chief       1986
                                 Scientific Officer from June 1993 to December 1998,
                                 and Chief Executive Officer from 1987 to 1993. Dr.
                                 Southard received his Ph.D. in Organic Chemistry
                                 from the University of North Carolina at Chapel
                                 Hill.
C. Rodney O'Connor(2)(3)**       Chairman and Chief Executive Officer of Cameron         1987
  (67)                           Associates, Inc., a financial communications firm,
                                 since 1976. Mr. O'Connor also serves on the boards
                                 of Streichar Mobile Fueling, Inc., Fundamental
                                 Management Corporation and Morgan Holdings, Inc.
                                 Mr. O'Connor received a Masters Degree in Finance
                                 from the Wharton School of Finance.
H. Stuart Campbell(2)(3)**       Owner and Vice-President of Highland Packaging          1995
  (70)                           Labs, Inc., a specialty packaging company for the
                                 pharmaceutical industry, since 1983. Mr. Campbell
                                 also serves as a director for Biomatrix, Inc. and
                                 Mesa Laboratories, Inc. Mr. Campbell received a
                                 Bachelor of Science degree from Cornell University.

---------------

(1) Member of the Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee
(4) Added as Class B director in April 1999.
 *  Class B Director
**  Class C Director

BOARD MEETINGS

     During 1999 the Board met six times. With the exception of Dr. Merrifield, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board during 1999; and (ii) the total number of meetings held by all Committees of the Board on which he served during 1999. Dr. Merrifield missed one Board and one Audit Committee meeting prior to resigning from the Board in August 1999.

COMMITTEES OF THE BOARD

     Executive Committee. The Board has an Executive Committee and during 1999 its members were Mr. William C. O'Neil, Jr., Chairman of the Executive Committee, Mr. Urheim, Dr. Cohen, and Dr. Southard. Mr. O'Neil will not continue as a director of the Company after the Meeting. In April 1999, Mr. Bethune and Dr. Jackson replaced Drs. Cohen and Southard. The Executive Committee has the authority to conduct the business and affairs of the Company, except where action of the entire Board is specified by statute. The Executive Committee did not meet in 1999.

     Audit Committee. The Board has an Audit Committee and during 1999 its members were Dr. Jere E. Goyan, Chairman of the Audit Committee, and Drs. Merrifield and Cohen. In April 1999, Dr. Merrifield was replaced on the committee by Mr. O'Connor who became the Chairman, and Mr. Campbell replaced Dr. Cohen. Dr. Goyan resigned as a director of the Company on April 10, 2000. The Audit Committee's duties include the following: (i) making recommendations to the Board as to the selection of the Company's independent auditors; (ii) reviewing the results of the annual audit of the Company with the independent auditors and appropriate management representatives; (iii) reviewing with the independent auditors such major accounting policies of the Company as are deemed appropriate for review by the Audit Committee; and (iv) reporting to the Board at each meeting of the full Board following a meeting of the Audit Committee concerning the Audit Committee's activities. The Audit Committee met one time during 1999 and Dr. Merrifield did not attend the meeting.

     Compensation Committee. The Board has a Compensation Committee and during 1999 its members were Mr. Bethune, Chairman of the Compensation Committee, and Mr. Campbell and Mr. O'Neil. In November 1999, Mr. Campbell became the Chairman, and Mr. O'Connor replaced Mr. Bethune. The Compensation Committee performs the following duties: (i) considering and making recommendations to the Board with respect to the overall compensation policies of the Company; (ii) approving the compensation payable to all officers of the Company; (iii) reviewing proposed compensation of executives as provided in the Company's executive compensation plan; (iv) advising management on all other executive compensation matters as requested; (v) construing and interpreting the Company's Amended and Restated Stock Option Plan (the "Stock Option Plan") and, subject to the express provisions of the Stock Option Plan, determining the persons to whom options are granted, the number of shares subject to options, when options shall be granted, the exercise price of shares subject to options, the time during which options shall be exercisable and the duration of the exercise period and other terms and provisions thereof; and (vi) reporting to the Board as and when appropriate with respect to all of the foregoing. The Compensation Committee met one time during 1999 and all members were present.

     The Board does not presently have a separate nominating committee, the function of which is performed by the Board as a whole.

EXECUTIVE OFFICERS

     Information is set forth below regarding the executive officers of the Company, including their age, principal occupation during the last five years and the date each first became an executive officer of the Company.

                                                                                        EXECUTIVE OFFICER OF
                             AGE                PRESENT EXECUTIVE OFFICE                 THE COMPANY SINCE
           NAME              ---                ------------------------                --------------------
David R. Bethune             59    Chairman and Chief Executive Officer since August            1999
                                   1999. President and Chief Operating Officer of IVAX
                                   Corporation from 1997 to 1998. Consultant to the
                                   pharmaceutical industry from 1996 to 1997.
                                   President and Chief Executive Officer of Aesgen,
                                   Inc from 1995 to 1996.
Dr. Richard Jackson          60    Senior Vice President of Research and Development            1998
                                   since November 1998 and Senior Vice President of
                                   Discovery Research of Wyeth-Ayerst, American Home
                                   Products from 1993 to June 1998.
Dr. Richard L. Dunn          59    Senior Vice President, Drug Delivery Research since          1987
                                   1998; Vice President, Drug Delivery Research from
                                   1992-1998 and Vice President, Research and
                                   Development from 1987 to 1992.
Dr. Charles P. Cox           47    Vice President, New Business Development since               1992
                                   January 1996 and Vice President, Product
                                   Development from September 1992 to January 1996.
Brian G. Richmond            48    Vice President, Finance since December 1997,                 1997
                                   Assistant Secretary since January 1997, Corporate
                                   Controller from January 1997 to November 1997 and
                                   Accounting Manager from 1991 to 1996.
Dr. J. Steven Garrett        55    Vice President, Clinical Research since April 1995.          1995
                                   Professor of Periodontics at Loma Linda University
                                   from 1986 to 1995 and in private practice
                                   specializing in periodontics since 1978.
Michael R. Duncan            37    Vice President, Manufacturing since October 1995.            1995
                                   Director of Production Operations and Packaging
                                   Manager for Geneva Pharmaceuticals, Inc. from
                                   October 1991 to October 1995.
David Osborne                39    Vice President, Pharmaceutical Development since             1998
                                   November 1998. Vice President of Drug Delivery for
                                   ViroTex Corporation from 1993 to November 1998.

                                                                                        EXECUTIVE OFFICER OF
                             AGE                PRESENT EXECUTIVE OFFICE                 THE COMPANY SINCE
           NAME              ---                ------------------------                --------------------
Elaine M. Gazdeck            49    Vice President, Regulatory Affairs/Quality                   1996
                                   Assurance since June 1996, Director, Regulatory
                                   Affairs from May 1994 to May 1996 and Manager,
                                   Regulatory Affairs from May 1990 to April 1994.
Magnus Pelle                 53    Vice President Sales & Marketing, European                   2000
                                   Operations since January 2000. Managing Director
                                   and Chief Executive Officer for Germany, Austria
                                   and Switzerland for Biora AB from 1995 to January
                                   2000.

     Officers serve at the discretion of the Board and are elected at the first meeting of the Board after each annual meeting of stockholders. There are no family relationships among any directors and executive officers of the Company.

                                 PROPOSAL NO. 2

                          APPROVAL OF THE ADOPTION OF
                         THE 2000 STOCK INCENTIVE PLAN

     The Company's stockholders are asked to vote on the proposed adoption of the Company's 2000 Stock Incentive Plan (the "2000 Incentive Plan"). The 2000 Incentive Plan provides for the issuance of stock options and restricted stock covering up to 1,750,000 shares plus any Shares awarded under the Company's Stock Option Plan which are cancelled, expired or are forfeited to the Company. The Board has concluded that the proposed adoption is in the best interests of the Company and its stockholders. The adoption of the 2000 Incentive Plan will enable the Company to grant options and restricted stock as needed to retain talented employees and to attract talented new employees.

     The Board believes that the Company's long term success is dependent upon the ability of the Company to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the Company. The 2000 Incentive Plan is intended to enhance the Company's ability to provide individuals with awards and incentives commensurate with their contributions and is competitive with those offered by other employers. The stock options and restricted stock granted under this Plan will increase stockholder value by further aligning the interests of these individuals with the interests of the Company's stockholders by providing our employees an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance.

     Options have constituted and will continue to constitute an important and significant component of the compensation offered to employees of the Company. Especially in the highly competitive biotechnology industries, the ability to attract and retain highly qualified employees is essential to the Company's success. The grant of stock options and restricted stock in these industries is often the primary consideration of individual employees in making employment decisions, both at the time of initial employment and later when they consider possible employment alternatives. It is essential that we have a stock incentive plan which provides a sufficient number of option available for grant.

     A general description of the principal terms of the 2000 Incentive Plan is set forth below, however, the summary does not purport to be a complete description of all of the provisions of the 2000 Incentive Plan and is qualified in its entirety by reference to the 2000 Incentive Plan, which is attached as Appendix A to this proxy statement. You are urged to read the 2000 Incentive Plan.

     The affirmative vote of a majority of the Shares present in person or by proxy at the Annual Meeting and entitled to vote is required for adoption of the 2000 Incentive Plan.

GENERAL DESCRIPTION

     The 2000 Incentive Plan was approved by the Board in March 2000. The purposes of the 2000 Incentive Plan are to give the Company's employees, directors and consultants an incentive, through ownership of the Company's common stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

     The 2000 Incentive Plan permits the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code (the "Code") only to employees of the Company or any parent or subsidiary corporation of the Company. Non-qualified stock options and restricted stock may be granted to employees, directors and consultants. The 2000 Incentive Plan provides for the grant of options, including ISOs and non-qualified stock options (collectively, the "Awards") with an exercise privilege at a fixed price related to the common stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Under the 2000 Incentive Plan, Awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

ADMINISTRATION

     The 2000 Incentive Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the Administrator of the 2000 Incentive Plan, defined as the Board or a committee designated by the Board. The committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). With respect to Awards subject to Code Section 162(m), the committee will be comprised solely of two or more "outside directors" as defined under Code Section 162(m) and applicable tax regulations. For grants of Awards to individuals not subject to Rule 16b-3 and Code Section 162(m), the Board may authorize one or more officers to grant such Awards.

SHARES RESERVED

     The 2000 Incentive Plan provides for the issuance of stock options and restricted stock covering up to 1,750,000 shares plus any Shares awarded under the Company's Stock Option Plan which are forfeited to the Company. The Company currently maintains a separate stock incentive plan under which options are granted to employees of the Company, that will be replaced by the 2000 Incentive Plan. Options that are outstanding under the prior plan will remain outstanding under such plan, while future option grants will be made under the 2000 Incentive Plan should the 2000 incentive Plan be approved by the stockholders. However, to the extent that options granted under the prior plan are forfeited, expire or are cancelled without delivery of Shares or which otherwise result in the forfeiture of Shares back to the Company, there is an automatic corresponding increase in the Shares authorized for issuance under the 2000 Incentive Plan.

CODE SECTION 162(M) LIMITATIONS

     The 2000 Incentive Plan limits the number of options which may be awarded to an employee in any fiscal year to 250,000 shares. However, in connection with his or her initial commencement of services with the Company, a participant in the 2000 Incentive Plan may be granted stock options for up to an additional 100,000 shares, which shall not count against the limit set forth in the previous statement. The limitations ensure that any options granted under the 2000 Incentive Plan qualify as "performance-based compensation" under Section 162(m) of the Code.

     Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to its chief executive officer and each of its four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by the Company's stockholders and that specifies, among other things, the maximum number of Shares with respect to which options may be granted to eligible employees under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of

Company common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates.

     If the 2000 Incentive Plan does not contain the Code Section 162(m) share limits with respect to which options may be granted to eligible employees under such plan during a specified period, any compensation expense of the Company associated with the options granted under the 2000 Incentive Plan in excess of the Shares currently available for issuance (together with all other non-performance based compensation) in excess of $1 million for any of the Company's five highest paid officers will not be deductible under the Code.

AMENDMENT AND TERMINATION

     The Board may at any time amend, suspend or terminate the 2000 Incentive Plan. To the extent necessary to comply with applicable provisions of Federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein, the Company will obtain stockholder approval of any amendment to the 2000 Incentive Plan in such a manner and to such a degree as required. The 2000 Incentive Plan will terminate in March 2010 unless previously terminated by the Board.

OTHER TERMS

     The 2000 Incentive Plan authorizes the Administrator to select the employees, directors and consultants of the Company to whom Awards may be granted and to determine the terms and conditions of any Award; however, the term of an Award may not be for more than 10 years (or 5 years in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company).

     The 2000 Incentive Plan authorizes the Administrator to grant ISOs at an exercise price of not less than 100% (or 110%, in the case of ISOs granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Shares on the date the option is granted. Non-qualified stock options may be granted at an exercise price of not less than 85% of the fair market value of the Shares on the date the option is granted. The exercise price of Awards intended to qualify as performance-based compensation for purposes of Code Section 162(m) shall not be less than 100% of the fair market value. The exercise price is generally payable in cash or, in certain circumstances, with a promissory note, with such documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of an Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or with Shares. The aggregate fair market value of the Shares with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

     The Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the agreements to be issued under the 2000 Incentive Plan. The Administrator has the authority to accelerate the vesting schedule of Awards so that they become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a Change in Control, Corporate Transaction or Related Entity Disposition, all as defined in the 2000 Incentive Plan. Effective upon the consummation of the Corporate Transaction, all outstanding Awards under the 2000 Incentive Plan will terminate unless assumed by the successor company or its parent including affirmation of the Awards by the Company if the Company is the surviving entity in the transaction. The 2000 Incentive Plan also permits the Administrator to include a provision whereby the grantee may elect at any time while an employee, director or consultant to exercise any part or all of the Award prior to full vesting of the Award.

     Under the 2000 Incentive Plan, ISOs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 2000 Incentive Plan permits the designation of beneficiaries by holders of incentive stock options. Other Awards are transferable to the grantee's immediate family to the extent provided in the Award agreement or in the manner and to the extent permitted by the Administrator.

     Under the 2000 Incentive Plan, the Administrator may establish one or more programs under the 2000 Incentive Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an Award. The Administrator also may establish under the 2000 Incentive Plan separate programs for the grant of particular forms of Awards to one or more classes of grantees.

CERTAIN FEDERAL TAX CONSEQUENCES

     The grant of a non-qualified stock option under the 2000 Incentive Plan will not result in any Federal income tax consequences to the optionee or to the Company. Upon exercise of a non-qualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the Shares on the date of exercise. This income is subject to withholding for Federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the optionee's subsequent disposition of the Shares will receive long-term or short-term capital gain or loss treatment, depending on whether the Shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

     The grant of an incentive stock option under the 2000 Incentive Plan will not result in any Federal income tax consequences to the optionee or to the Company. An optionee recognizes no Federal taxable income upon exercising an ISO (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the Shares. If the optionee does not dispose of the Shares within two years after the ISO was granted, nor within one year after the ISO was exercised, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long-term or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The "spread" under an ISO -- i.e., the difference between the fair market value of the Shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code. Any gain or loss on the recipient's subsequent disposition of the Shares will receive long-term or short-term capital gain or loss treatment depending on whether the Shares are held for more than one year and depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

     Recipients of restricted stock may make an election under Section 83(b) of the Code ("Section 83(b) Election") to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long-term or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

     THE FOREGOING IS ONLY A SUMMARY OF THE CURRENT EFFECT OF FEDERAL INCOME TAXATION UPON THE GRANTEE AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE 2000 INCENTIVE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A GRANTEE'S DEATH OR THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE GRANTEE MAY BE SUBJECT.

PLAN BENEFITS

     As of the date of this Proxy Statement, no executive officer, director or associate of any executive office or director, has been granted any options under the 2000 Incentive Plan. The benefits to be received pursuant to the 2000 Incentive Plan by the Company's executive officers, directors and employees are not determinable at this time.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE 2000 INCENTIVE PLAN

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid by the Company for each of the last three fiscal years to (i) the Company's Chief Executive Officer and (ii) the Company's other five most highly compensated executive officers whose total annual compensation exceeded $100,000 during 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                      ------------
                                                                                         AWARDS
                                                                      ANNUAL          ------------
                                                                   COMPENSATION        SECURITIES
                                                               --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
---------------------------                             ----   ---------   --------   ------------   ---------------
Mr. David R. Bethune,                                   1999   $ 94,808    $   -0-                      $ 309,380(1)
  Chairman and CEO

Mr. John E. Urheim,                                     1999   $170,000    $   -0-          -0-         $ 120,241(2)
  Vice Chairman and CEO                                 1998    230,000     58,000(3)    15,000             3,863(4)
  (Retired August, 1999)                                1997    215,000        -0-       17,000             3,475(4)

Dr. Richard L. Jackson                                  1999   $250,000    $   -0-          -0-         $     -0-
  Director, Senior Vice President,                      1998     41,667        -0-      100,000               -0-
  Research and Development                              1997        -0-        -0-          -0-               -0-

Dr. J. Steven Garrett                                   1999   $190,000    $   -0-        9,000         $   4,984(4)
  Vice President, Clinical Research                     1998    178,000     40,000(3)     7,500             4,620(4)
                                                        1997    165,000        -0-       25,000             4,620(4)

Mr. Rees Orland,                                        1999   $151,938    $   -0-          -0-         $  29,025(5)
  Vice President, Sales & Marketing                     1998    160,000     18,750(3)     7,500               -0-
  (Resigned October 15, 1999)                           1997    160,000        -0-          -0-               -0-

Dr. Charles P. Cox,                                     1999   $155,000    $   -0-        7,500         $   5,000(4)
  Vice President, New Business Development              1998    145,000     30,000(3)     7,500             4,313(4)
                                                        1997    130,000        -0-       15,000             3,891(4)

Dr. Richard L. Dunn,                                    1999   $152,000    $   -0-        6,500         $   4,567(4)
  Senior Vice President, Drug Delivery Research         1998    142,000     30,000(3)     7,500             4,251(4)
                                                        1997    135,000        -0-       10,000             4,037(4)

---------------

(1) Upon becoming CEO on August 10, 1999, the Board provided Mr. Bethune the right to purchase up to 50,000 shares of common stock at the market price on the date of purchase. Upon purchase, the Company agreed to match the number of shares acquired for no additional consideration. During 1999, 40,000 shares were acquired and an additional 40,000 were issued to match these corresponding stock purchases. The Company recognized $309,380 of compensation expense related to this arrangement. This restricted stock award cannot be traded for a minimum of one year and is subject to SEC regulations pertaining to Company insiders.

(2) The Company, upon Mr. Urheim's retirement, paid $115,860 in severance in 1999 and he will receive the balance of $170,000 in 2000. Additionally, 23,034 of unvested options became fully vested under the terms of the employment agreement. Also includes the Company's matching contribution of $4,381 under the Company's 401(k) Plan.

(3) Performance bonus.

(4) Includes the Company's 50% matching contribution up to 6% of annual compensation under the Company's 401(k) Plan.

(5) The Company, upon Mr. Orland's resignation, paid $29,025 in severance in 1999 and he will receive the balance of $101,587 in 2000. Additionally, 8,767 of unvested options became fully vested under the terms of the employment agreement.

     The foregoing compensation table does not include certain fringe benefits made available on a non-discriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, the Company makes available certain non-monetary benefits to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of the executive officers, which cannot be precisely ascertained but which is the lesser of either (a) ten percent of the salary and bonus paid to each such executive officer or to the group, respectively, or (b) $50,000 or $50,000 times the number of individuals in the group, as the case may be, is not included in such table.

OPTION GRANTS TABLE

     The following table provides information relating to the grant of stock options to the Company's CEO and the Named Executive Officers during the fiscal year ended December 31, 1999 under the Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL
                                                                                                            REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                                                         ANNUAL RATES OF
                                                                                                           STOCK PRICE
                                                                                                         APPRECIATION FOR
                                                               INDIVIDUAL GRANTS                          OPTION TERM(1)
                                          ------------------------------------------------------------   ----------------
                                            NUMBER OF      % OF TOTAL
                                           SECURITIES       OPTIONS
                                           UNDERLYING      GRANTED TO
                                             OPTIONS      EMPLOYEES IN   EXERCISE OR BASE   EXPIRATION
NAME                                      GRANTED(#)(2)   FISCAL YEAR     PRICE($/SH)(3)       DATE      5%($)     10%($)
----                                      -------------   ------------   ----------------   ----------   ------    ------
Mr. David R. Bethune....................      4,000           1.2%            $9.938          4/26/09    25,000    63,354
Mr. John E. Urheim......................         --             --                --               --        --        --
Dr. Richard L. Jackson..................         --             --                --               --        --        --
Dr. J. Steven Garrett...................      9,000           2.6%            $ 5.50         11/12/09    31,130    78,890
Mr. Rees Orland.........................         --             --                --               --        --        --
Dr. Charles P. Cox......................      7,500           2.2%            $ 5.50         11/12/09    25,942    65,742
Dr. Richard L. Dunn.....................      6,500           1.9%            $ 5.50         11/12/09    22,483    56,976

---------------

(1) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Vest and become exercisable at the rate of one-third on the first, second and third anniversaries of the grant date.

(3) All options were granted at the fair market value of the Shares on the date of grant based on the closing bid price for the Shares.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table provides information relating to the exercise of stock options during the year ended December 31, 1999 by the CEO and each of the Named Executive Officers and the 1999 fiscal year-end value of unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                                   NUMBER OF
                                                                                  UNEXERCISED     VALUE OF UNEXERCISED
                                                                                  OPTIONS AT      IN-THE-MONEY OPTIONS
                                                                                  FISCAL YEAR        AT FISCAL YEAR
                                                                                    END(#)             END($)(1)
                                                                                ---------------   --------------------
                                             SHARES ACQUIRED   VALUE REALIZED    EXERCISABLE/         EXERCISABLE/
NAME                                         ON EXERCISE(#)         ($)          UNEXERCISABLE       UNEXERCISABLE
----                                         ---------------   --------------   ---------------   --------------------
Mr. David Bethune..........................        -0-              $-0-          22,000/4,000       $0/$0
Mr. John E. Urheim.........................        -0-              $-0-             244,408/0       $0/$0
Dr. Richard Jackson........................        -0-              $-0-         33,000/66,667       $0/$0
Dr. J. Steven Garrett......................        -0-              $-0-         74,836/23,633       $0/$0
Mr. Rees Orland............................        -0-              $-0-              51,300/0       $0/$0
Dr. Charles P. Cox.........................        -0-              $-0-         71,508/18,533       $0/$0
Dr. Richard L. Dunn........................        -0-              $-0-         46,082/14,833       $0/$0

---------------

(1) Market value of underlying Shares is (i) fair market value at December 31, 1999 ($5.188 per share) less the option exercise price, multiplied by (ii) the number of Shares in the money.

EMPLOYMENT AGREEMENTS

     On June 4, 1993, the Company entered into an employment agreement with Mr. Urheim. Pursuant to the terms of the employment agreement, Mr. Urheim's duties are to act as Vice Chairman of the Board and Chief Executive Officer. The employment agreement provides that Mr. Urheim receive a starting annual base salary of $175,000 (which at the discretion of the Board, upon recommendation by the Compensation Committee, may be increased annually). Mr. Urheim's agreement provides for severance pay at full salary and benefits until the earlier of one year from the date of termination or until re-employment; and, for the immediate vesting of all unvested options, in the case of termination other than for cause. Mr. Urheim's base salary was increased to $255,000 effective January 1, 1999. Mr. Urheim retired from his position as CEO effective August 2, 1999.

     On April 17, 1995, the Company entered into an employment agreement with Dr. Garrett. Pursuant to the terms of the agreement, Dr. Garrett's duties are to act as Vice President of Dental Clinical Research. The employment agreement provides that Dr. Garrett receive a starting annual base salary of $150,000 (which at the discretion of the Board, upon recommendation by the Compensation Committee, may be increased annually). Dr. Garrett's agreement provides for severance pay at full salary and benefits until the earlier of one year from the date of termination or until re-employment; and for the immediate vesting of all unvested options, in case of termination other than for cause. Dr. Garrett's base salary was increased to $190,000 effective January 1, 1999.

     On January 1, 1996, the Company entered into an employment agreement with Mr. Orland. Pursuant to the terms of the agreement, Mr. Orland's duties are to act as Vice President, Marketing and Sales. The employment agreement provides that Mr. Orland receive a starting annual base salary of $150,000 (which at the discretion of the Board, upon recommendation by the Compensation Committee, may be increased annually). Mr. Orland's agreement includes severance pay at full salary and benefits until the earlier of nine months from the date of termination or until re-employment; and for the immediate vesting of all unvested options, in case of termination other than for cause. Mr. Orland's base salary was increased to $168,000 effective January 1, 1999. Mr. Orland resigned from his position as Vice President, Marketing and Sales effective October 15, 1999.

     On November 1, 1998, the Company entered into an employment agreement with Dr. Richard Jackson. Pursuant to the terms of the agreement, Dr. Jackson's duties are to act as Senior Vice President of Research and Development. The employment agreement provides that Dr. Jackson receive a starting annual base salary of $250,000. The base salary, at the discretion of the Board, upon recommendation by the Compensation Committee, may be increased annually. Upon entering into the agreement, Dr. Jackson received options to purchase 100,000 shares, which options vest in three equal annual installments. Dr. Jackson's agreement provides for severance pay at a full salary for one year from the date of termination. The agreement also provides that the Company will pay insurance benefits until the earlier of one year from the date of termination or until re-employment and provides for the immediate vesting of all unvested options, in case of termination other than for cause or upon a change of control.

     On August 3, 1999, the Company entered into an agreement with Mr. Bethune. Pursuant to the terms of the agreement, Mr. Bethune's duties are to act as Chief Executive Officer. The employment agreement provides that Mr. Bethune receive a monthly base salary of $21,250. Mr. Bethune's agreement provides him the right to purchase 50,000 shares and receive an equivalent number of matching restricted Shares. The agreement does not provide for any severance pay or benefits.

COMPENSATION PURSUANT TO PLANS

     Stock Option Plans. The Company has three stock option plans under which options may currently be granted, the Stock Option Plan, Non-Qualified Stock Option Plan, and Non-Employee Director Stock Plan. All employees and directors are eligible to receive options under the Stock Option Plan. The Company granted 100,000 options under the Stock Option Plan to directors or executive officers during the preceding fiscal year.

     401(k) Plan. The Company maintains a defined contribution savings plan (the "401(k) Plan") to provide retirement income to employees of the Company, including all executive officers. All employees who are over 21 years of age are eligible to participate in the 401(k) Plan. It is funded by voluntary pre-tax contributions from employees up to a maximum amount equal to 17% of annual compensation up to $10,000 and by 50% matching contributions by the Company up to 6% of annual compensation. Employees who have completed one year of service are eligible for the 50% Company match. Participants are fully vested in all pre-tax, after-tax and matching contributions as soon as they are made.

     Employee Stock Purchase Plan. The Company maintains an employee stock purchase plan (the "ESPP") which provides eligible employees the opportunity to purchase shares of the common stock through authorized payroll deductions at 85% of the average market price on the last day of each quarter. All employees who have completed six months of employment of 20 hours per week or greater are eligible to participate in the ESPP. This plan qualifies as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The total number of shares available for purchase under the ESPP is 300,000.

COMPENSATION OF DIRECTORS

     Commencing in April 1999, each non-employee director will receive an annual retainer fee of $8,000 ($10,000 for the Chairman of the Board) which is paid in quarterly installments. Each non-employee director may elect to apply all or any portion of the annual retainer fee to the acquisition of restricted Shares or the receipt of stock options in accordance with the terms of the Non-Employee Director Stock Plan. In addition, under the Non-Employee Director Stock Plan, immediately following each annual meeting of the Company's stockholders, beginning with the 1999 annual meeting, each non-employee director is granted a non-qualified stock option to purchase 4,000 shares (5,000 shares in the case of the Chairman of the Board). The options vest in three equal annual installments. The Company also reimburses expenses of directors for attending meetings.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board is responsible for establishing compensation policy and administering the compensation programs of the Company's executive officers. The Compensation Committee is currently comprised of three independent outside directors. The Compensation Committee meets at least once a year to review executive compensation policies, design of compensation programs, and individual salaries and awards for the executive officers based on performance criteria.

     Pursuant to the rules regarding disclosure of Company polices concerning executive compensation, this report is submitted by Messrs. Campbell, O'Neil and O'Connor in their capacity as members of the Compensation Committee for the year ended December 31, 1999 and addresses the Company's compensation policies as they affected Mr. Bethune, the CEO, and the Company's other executive officers, including the Named Executive Officers.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company applies a consistent philosophy to compensation for all employees, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

     The goals of the executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Company and generally consists of two compensation elements: cash and equity. The process used by the Compensation Committee in determining executive officer compensation levels for each of these components takes into account both qualitative and quantitative factors. Among the factors considered by the Compensation Committee are the recommendations of the CEO with respect to the compensation of the Company's other key executive officers. However, the Compensation Committee makes the final compensation decisions concerning such officers.

     In making compensation decisions, the Compensation Committee considers compensation practices and financial performance of the Peer Group (as defined below). This information provides guidance to the Compensation Committee, but the Compensation Committee does not target total executive compensation or any component thereof to any particular point within, or outside, the range of Peer Group results. However, the Compensation Committee believes that compensation at or near the weighted average of the Peer Group for base salaries is generally appropriate for the Compensation Committee to use as a guideline for compensation decisions. The specified weighted averages are considered on both an absolute basis and a size-adjusted basis (i.e., reflecting compensation levels that are commensurate with the Company's size relative to the sizes of the Peer Group companies). Specific compensation for individual executive officers will vary from these levels as the result of other factors considered by the Compensation Committee unrelated to compensation practices of the Peer Group.

     The Peer Group is comprised of biotech and pharmaceutical companies that are among those entities who participate in an annual biotechnological survey (the "Survey") conducted by Radford Associates in conjunction with Aon Consulting Group. The 1999 Survey included information on 152 public and private companies from the group of 50-149 employees.

     The Compensation Committee does not believe that Code Section 162(m), which denies a deduction for compensation payments in excess of $1,000,000 to the CEO or a Named Executive Officer, is likely to be applicable to the Company in the near future but will reconsider the implication of Section 162(m) if and when it appears that the section may become applicable.

COMPENSATION ELEMENTS

     For the year ended December 31, 1999 the Company's executive compensation program included a base salary and grants of stock options.

     Base Salary. Salaries for executive officers are determined by evaluating subjectively the responsibilities of the position held and the experience and performance of the individual and comparing base salaries for comparable positions at Peer Group entities. Subject to an executive officer's individual and corporate performance, the Compensation Committee sets salaries at or about the median as reflected by such information. The Compensation Committee believes that such salaries were competitive within a range that the Compensation Committee believes to be reasonable and necessary to accomplish the Company's compensation objectives.

     In determining the base salaries for 2000, the Peer Group data was reviewed with the CEO for each executive position. In addition, the responsibility level of each position was reviewed, together with the executive officer's individual performance for the prior year and objectives for the current year. In addition, the Company's performance was compared to objectives for the prior year and performance targets for the current year. Based on these criteria, the CEO recommended to the Compensation Committee no increase to the base salary for the current year for each executive level position until certain goals are achieved.

     In determining the CEO's base salary for 2000, the Compensation Committee utilized the Peer Group data and set the salary at the same salary provided to Mr. Urheim.

     Stock Options. The long-term incentive component of the CEO's and the executive officers' compensation is stock options. The Company believes that providing executive officers with opportunities to acquire significant equity positions in the Company and thus, the opportunity to share in its growth and prosperity, through the grant of stock options will enable the Company to attract and retain qualified and experienced executive officers. Stock options represent a valuable portion of the compensation program for the Company's executive officers. The exercise price of stock options is the fair market value of the Shares on the date of the grant based on the closing bid price of the Shares on the date of grant, and will only provide a benefit if the value of the Shares increases. Grants of stock options to executive officers are made by the Compensation Committee upon the recommendation of the CEO and are based upon a review of Peer Group and the Company's relative size data within the 1999 Survey. Each executive officer's position is compared to grants of officers in similar positions. An evaluation of the executive officer's past and expected future performance, the number of outstanding and previously granted options, and discussions with the executive officer are also considered when granting options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1999, the members of the Compensation Committee were Mr. H. Stuart Campbell, Mr. William C. O'Neil, Jr. and Mr. Rodney C. O'Connor. Mr. Bethune served on the Compensation Committee until November 1999 at which time he resigned due to his position as CEO of the Company. Mr. O'Connor replaced Mr. Bethune in November 1999. No member of the Compensation Committee was, prior to his appointment, previously an officer or an employee of the Company or any of its subsidiaries. The terms of Mr. Bethune's employment agreement with the Company are discussed under "Executive Compensation -- Employment Agreements."

                                            COMPENSATION COMMITTEE

                                            H. Stuart Campbell, Chairman
                                            William C. O'Neil, Jr.
                                            Rodney C. O'Connor

                               PERFORMANCE GRAPH

     The graph and table below compare the total stockholder returns (assuming reinvestment of dividends) of the Shares, the Nasdaq Pharmaceutical Index and the Nasdaq Index. The graph assumes $100 invested on September 30, 1993 in the Shares and each of the indices. The stock price performance shown on the graph below is not necessarily indicative of the future price performance.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
Date                           12/31/94       12/31/95       12/31/96       12/31/97       12/31/98       12/31/99
---------------------------------------------------------------------------------------------------------------------
 Company Index                  100.00         134.78         186.96         256.52         154.35          90.23
 Nasdaq Pharmaceutical          100.00         183.41         183.98         189.98         241.68         451.62
 Nasdaq Total                   100.00         141.33         173.89         213.07         300.25         542.43

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE PRECEDING REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                                 PROPOSAL NO. 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board, upon the recommendation of the Audit Committee, has selected Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2000. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Although it is not required to do so, the Board is submitting its selection of the Company's independent auditors for ratification by the Stockholders at the Meeting in order to ascertain the views of stockholders regarding such selection. A majority of the votes cast at the Meeting, if a quorum is present, will be sufficient to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2000. Whether the proposal is approved or defeated, the Board may reconsider its selection.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL NO. 3.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of outstanding Shares as of the Record Date, by (i) each person who is known by the Company to own beneficially five percent or more of the outstanding Shares, (ii) each director of the Company, (iii) the CEO and each Named Executive Officer, and (iv) all directors and executive officers as a group.

                                                                 SHARES       PERCENT
                                                              BENEFICIALLY      OF
NAME                                                            OWNED(1)       CLASS
----                                                          ------------    -------
Mr. David R. Bethune........................................    122,477         1.00%
Mr. H. Stuart Campbell......................................     25,641(2)         *
Dr. D. Walter Cohen.........................................     25,222            *
Dr. Charles P. Cox..........................................     71,508            *
Dr. Richard L. Dunn.........................................    122,998            *
Mr. Sander Flaum............................................        444            *
Dr. J. Steven Garrett.......................................     78,756            *
Dr. Jere E. Goyan...........................................     77,787            *
Dr. Richard Jackson.........................................     83,334            *
Mr. C. Rodney O'Connor......................................     95,000            *
Mr. William C. O'Neil, Jr. .................................    101,088(3)         *
Mr. Rees M. Orland..........................................     58,780            *
Dr. G. Lee Southard.........................................    282,216         2.30%
Mr. John E. Urheim..........................................    269,852         2.20%
All executive officers and directors as a group (18
  persons)..................................................  1,553,684        12.66%

---------------

 * Less than 1%

(1) Shares are considered beneficially owned, for purposes of this table, only if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated. The foregoing share amounts include the following number of Shares which may be acquired pursuant to stock options exercisable within 60 days of the Record Date: Mr. Bethune, 22,000 shares, Mr. Campbell, 22,000 shares; Dr. Cohen, 18,000 shares; Dr. Cox, 71,508 shares; Dr. Dunn, 46,082 shares; Dr. Garrett, 74,836 shares; Dr. Goyan, 10,000 shares; Dr. Jackson, 33,334; Mr. O'Connor, 22,000 shares; Mr. O'Neil, Jr., 25,000, Shares; Mr. Orland, 55,780; Dr. Southard, 36,622 shares; Mr. Urheim, 244,408 shares, and all executive officers and directors as a group, 732,124 shares.

(2) Includes 57 shares held by Mr. Campbell's wife. Mr. Campbell disclaims any beneficial interest in all Shares held by this wife.

(3) Includes 40,000 shares held by Mr. O'Neil's wife. Mr. O'Neil disclaims any beneficial interest in all Shares held by his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with
(i) the Securities and Exchange Commission, (ii) the NASD, and (iii) the
Company.

     Based solely on its review of Section 16(a) forms received by it and written representations that no other reports were required, the Company believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten-percent beneficial owners, were complied with.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into various employment agreements with its executive officers, which are discussed under "Executive Compensation-Employment Agreements."

     On August 2, 1999, the Company entered into a severance agreement with John
E. Urheim, a director and the former CEO of the Company. Under the agreement, Mr. Urheim is entitled to receive $255,000 over a period of twelve months commencing September 1, 1999 and ending August 31, 2000 and is entitled to receive health benefits during the same period of time. In addition, unvested options to acquire up to 28,034 shares became immediately vested as of the date of the agreement.

     On October 15, 1999, the Company entered into a severance agreement with Reese M. Orland, the Company's former Vice President, Marketing and Sales. Under the agreement, until Mr. Orland becomes employed, Mr. Orland is entitled to receive up to nine months of his base salary, $126,000, and the cash equivalent of nine months of insurance benefits, $4,612, commencing November 1, 1999 and ending July 31, 2000. In addition, unvested options to acquire up to 8,767 shares became immediately vested as of the date of the agreement.

                            SOLICITATION OF PROXIES

     This solicitation is being made by mail on behalf of the Board, but may also be made without additional remuneration by officers or employees of the Company by telephone, telegraph, facsimile transmission or personal interview. The expense of the preparation, printing and mailing of the enclosed form of Proxy, Notice of Annual Meeting and this Proxy Statement and any additional material relating to the Meeting which may be furnished to stockholders by the Board subsequent to the furnishing of this Proxy Statement has been or will be borne by the Company. The Company will reimburse banks and brokers who hold Shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the Proxy materials to those persons for whom they hold such Shares. To obtain the necessary representation of stockholders at the Meeting, supplementary solicitations may be made by mail, telephone or interview by officers of the Company or selected securities dealers. It is anticipated that the cost of such supplementary solicitations, if any, will not be material.

                                 ANNUAL REPORT

     The Annual Report of the Company for 1999 has been mailed to stockholders along with this Proxy Statement. THE COMPANY WILL, UPON WRITTEN REQUEST AND WITHOUT CHARGE, PROVIDE TO ANY PERSON, SOLICITED HEREUNDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Requests should be addressed to Investor Relations, 2579 Midpoint Drive, Fort Collins, Colorado 80525.

                                 OTHER MATTERS

     The Company is not aware of any business to be presented for consideration at the Meeting, other than those specified in the Notice of Annual Meeting. If any other matters are properly presented at the Meeting, it is the intention of the persons named in the enclosed Proxy to vote in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Any Stockholder who intends to submit a proposal at the Annual Meeting of Stockholders for the year ended 2000 and who wishes to have the proposal considered for inclusion in the proxy statement and form of proxy for that meeting must, in addition to complying with the applicable laws and regulations governing submission of such proposals, deliver the proposal to the Company for consideration no later than December 10, 2000. Any Stockholder proposal submitted with respect to the Company's Annual Meeting of

Stockholders for the year ended 2000, which proposal is submitted outside the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice is thereof received by the Company after February 24, 2001. Such proposal should be sent to the Corporate Secretary of the Company at 2579 Midpoint Drive, Fort Collins, Colorado 80525.

                      NOTICE TO BANKS, BROKER-DEALERS AND
                       VOTING TRUSTEES AND THEIR NOMINEES

     Please advise the Company whether other persons are the beneficial owners of the Shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting materials you wish to receive in order to supply copies to the beneficial owners of the Shares.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP THE COMPANY AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

                                            By Order of the Board of Directors

                                            /s/ DAVID R. BETHUNE

                                            David R. Bethune
                                            Chairman of the Board and Chief
                                            Executive Officer

Fort Collins, Colorado
April 12, 2000

                                                                      APPENDIX A

                            ATRIX LABORATORIES, INC.

                           2000 STOCK INCENTIVE PLAN

     1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business.

     2. Definitions. As used herein, the following definitions shall apply:

     (a) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

     (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

     (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

     (d) "Award" means the grant of an Option or Restricted Stock under the Plan.

     (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

     (f) "Board" means the Board of Directors of the Company.

     (g) "Cause" means (i) with respect to a Grantee who is a party to a written agreement with, or alternatively, participates in a compensation or benefit plan of the Company or a Related Entity, which agreement or plan contains a definition of "for cause" or "cause" (or words of like import) for purposes of termination of Continuous Service thereunder by the Company or such Related Entity, "for cause" or "cause" as defined in the most recent of such agreements or plans, or (ii) in all other cases, as determined by the Administrator, in its sole discretion, (a) the willful commission by a Grantee of a criminal or other act that causes or will probably cause substantial economic damage to the Company or a Related Entity or substantial injury to the business reputation of the Company or a Related Entity; (b) the continuing willful failure of a Grantee to perform the duties of such Grantee to the Company or a Related Entity (other than such failure resulting from the Grantee's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Grantee by the Administrator; or (c) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the employee's employment. For purposes of the Plan, no act, or failure to act, on the Grantee's part shall be considered "willful" unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee's action or omission was in the best interest of the Company or a Related Entity.

     (h) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

          (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

          (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

     (i) "Code" means the Internal Revenue Code of 1986, as amended.

     (j) "Committee" means any committee appointed by the Board to administer the Plan.

     (k) "Common Stock" means the common stock of the Company.

     (l) "Company" means Atrix Laboratories, Inc., a Delaware corporation.

     (m) "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

     (n) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     (o) "Continuous Service" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option qualified under the Plan, if such leave exceeds ninety
(90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

     (p) "Corporate Transaction" means any of the following transactions:

          (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

          (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations);

          (iii) approval by the Company's stockholders of any plan or proposal for the complete liquidation or dissolution of the Company;

          (iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

          (v) acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities (whether or not in a transaction also constituting a Change in Control), but excluding any such transaction that the Administrator determines shall not be a Corporate Transaction.

     (q) "Covered Employee" means an Employee who is a "covered employee" under
Section 162(m)(3) of the Code.

     (r) "Director" means a member of the Board or the board of directors of any Related Entity.

     (s) "Disability" means a Grantee would qualify for benefit payments under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, "Disability" means that a Grantee is permanently unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

     (t) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

     (u) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (v) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

          (i) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

          (ii) In the absence of an established market for the Common Stock of the type described in (i), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

     (w) "Grantee" means an Employee, Director or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

     (x) "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

     (y) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (z) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

     (aa) "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (bb) "Option" means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

     (cc) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (dd) "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

     (ee) "Plan" means this 2000 Stock Incentive Plan.

     (ff) "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

     (gg) "Related Entity Disposition" means the sale, distribution or other disposition by the Company, a Parent or a Subsidiary of all or substantially all of the interests of the Company, a Parent or a Subsidiary in any Related Entity effected by a sale, merger or consolidation or other transaction involving that Related Entity or the sale of all or substantially all of the assets of that Related Entity, other than any Related Entity Disposition to the Company, a Parent or a Subsidiary.

     (hh) "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

     (ii) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

     (jj) "Share" means a share of the Common Stock.

     (kk) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. Stock Subject to the Plan.

     (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 1,750,000 shares increased by (i) any Shares that are represented by Awards under the Company's Amended and Restated Performance Stock Option Plan which are forfeited, expire or are cancelled without delivery of Shares or which result in the forfeiture of Shares back to the Company. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

     (b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

     4. Administration of the Plan.

     (a) Plan Administrator.

          (i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

          (ii) Administration With Respect to Consultants and Other
     Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

          (iii) Administration With Respect to Covered
     Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

          (iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

     (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

          (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

          (ii) to determine whether and to what extent Awards are granted hereunder;

          (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

          (iv) to approve forms of Award Agreements for use under the Plan;

          (v) to determine the terms and conditions of any Award granted hereunder;

          (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

          (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

          (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

          (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

     5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     6. Terms and Conditions of Awards.

     (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares or (ii) an Option with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options and sales or bonuses of Restricted Stock, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

     (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

     (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

     (d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

     (e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

     (f) Award Exchange Programs. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as determined by the Administrator from time to time.

     (g) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

     (h) Individual Option Limit. The maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company shall be 250,000 shares. In connection with a Grantee's commencement of Continuous Service, a Grantee may be granted Options for up to an additional 100,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

     (i) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

     (j) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of all Awards shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

     (k) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee's Incentive Stock Option in the event of the Grantee's death on a beneficiary designation form provided by the Administrator. Other Awards may be transferred by gift or through a domestic relations order to members of the Grantee's Immediate Family to the extent provided in the Award Agreement or in the manner and to the extent determined by the Administrator.

     (l) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

     7. Award Exercise or Purchase Price, Consideration and Taxes.

     (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

          (i) In the case of an Incentive Stock Option:

             (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

             (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

          (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

          (iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

          (iv) In the case of other Awards, such price as is determined by the Administrator.

          (v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

     (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

          (i) cash;

          (ii) check;

          (iii) delivery of Grantee's promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

          (iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

          (v) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

          (vi) any combination of the foregoing methods of payment.

     (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

     8. Exercise of Award.

     (a) Procedure for Exercise; Rights as a Stockholder.

          (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

          (ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

     (b) Exercise of Award Following Termination of Continuous Service.

          (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Service only to the extent provided in the Award Agreement.

          (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

          (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

     9. Conditions Upon Issuance of Shares.

     (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

     10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Options may be granted to any Employee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

     11. Corporate Transactions/Changes in Control/Related Entity
Dispositions. Except as may be provided in an Award Agreement:

     (a) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction, Change in Control or Related Entity Disposition or at the time of an actual Corporate Transaction, Change in Control or Related Entity Disposition and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction, Change in Control or Related Entity Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction, Change in Control or Related Entity Disposition. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control or Related Entity Disposition, shall remain fully exercisable until the expiration or sooner termination of the Award. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its parent, including affirmation of the Award by the Company in the event of a Corporate Transaction as defined in Section 2(p)(iv) and 2(p)(v), above.

     (b) The portion of any Incentive Stock Option accelerated under this
Section 11 in connection with a Corporate Transaction, Change in Control or Related Entity Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

     12. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

     13. Amendment, Suspension or Termination of the Plan.

     (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

     (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

     (c) Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

     14. Reservation of Shares.

     (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee's Continuous Service, nor shall it interfere in any way with his or her right or the Company's right to terminate the Grantee's Continuous Service at any time, with or without cause.

     16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

     17. Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

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PROXY                       ATRIX LABORATORIES, INC.
     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 8, 2000

    The undersigned stockholder of Atrix Laboratories, Inc. hereby constitutes and appoints Desiree Calvelage and Brian G. Richmond and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to vote, as designated below, according to the number of shares of the Company's $.001 par value common stock held of record by the undersigned on April 3, 2000, and as fully as the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Fort Collins Marriott, 350 East Horsetooth Road, Fort Collins, Colorado on May 8, 2000 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF PROPOSED NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY AND FOR EACH OTHER PROPOSAL.

1. Proposal to elect the following nominees to the Board of
   Directors:

             [ ]  FOR all nominees listed below                                [ ]  WITHHOLD AUTHORITY
                  (except as marked to the contrary below)                          to vote all nominees listed below

        Mr. John E. Urheim    Mr. Sander A. Flaum    Dr. D. Walter Cohen

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:)

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2. Proposal to approve the Adoption of the 2000 Stock Incentive Plan

              [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2000:

              [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

4. In the discretion of such proxies, upon such other business as may properly come before the Meeting or any and all postponements, continuations or adjournments thereof.

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

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The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of
Stockholders dated April 12, 2000 and the Proxy Statement furnished therewith.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate.

                                                Dated __________________ , 2000

                                                --------------------------------
                                                      Authorized Signature

                                                --------------------------------
                                                             Title

                                                --------------------------------
                                                      Authorized Signature

                                                --------------------------------
                                                             Title

                                                Please mark boxes [X] in ink.
                                                Sign, date and return this Proxy
                                                Card promptly using the enclosed
                                                envelope.

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